UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CALLIDUS SOFTWARE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLIDUS SOFTWARE INC.

160 West Santa Clara Street, Suite 1500
San Jose, CA 95113

To our Stockholders:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Callidus Software Inc. to be held on Thursday, May 27, 2004, at 2:30 p.m., Pacific Time, at our headquarters located at 160 West Santa Clara Street, Suite 1500, San Jose, California 95113. Details regarding the business to be conducted at the annual meeting are described in the following Notice of Annual Meeting and Proxy Statement. Also enclosed in this mailing are three other documents: our 2003 Annual Report, which contains information about our business and includes our fiscal 2003 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

      Your vote is important. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card as soon as possible. Voting by written proxy will ensure your representation at the annual meeting. Please review the instructions on the proxy card regarding voting by written proxy, as well as the question and answer section in the first part of the Proxy Statement.

Sincerely,

-s- Reed D. Taussig

San Jose, California

April 26, 2004

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE

REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
(408) 808-6400

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	2:30 p.m., Pacific Time, on May 27, 2004

PLACE:	Callidus Software Inc. 160 West Santa Clara Street, Suite 1500 San Jose, CA 95113

ITEMS OF BUSINESS:	(1) To elect two directors;

(2) To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date, April 13, 2004.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

2003 ANNUAL REPORT:	A copy of our 2003 Annual Report is enclosed.

DATE OF MAILING:	This notice, the attached Proxy Statement, the accompanying proxy card and our 2003 Annual Report are first being mailed to stockholders on or about April 26, 2004.

By Order of the Board of Directors

RONALD J. FIOR,
Secretary

San Jose, California

April 26, 2004

CALLIDUS SOFTWARE INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS
CALLIDUS SOFTWARE INC.
(Solicited on Behalf of The Board of Directors
of Callidus Software Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, THE PROXY

MATERIALS AND VOTING YOUR SHARES

•	WHAT IS A PROXY?

      A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Ronald J. Fior and Brian E. Cabrera have been designated as proxies for the 2004 Annual Meeting of Stockholders.

•	WHO CAN VOTE AT THE MEETING?

      The record date for the 2004 Annual Meeting of Stockholders is April 13, 2004. The record date was established by our Board of Directors. Stockholders of record at the close of business on the record date are entitled to:

(a) receive notice of the meeting; and

(b) vote at the meeting and any adjournments or postponements of the meeting.

      On the record date, 24,017,868 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

•	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

      Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name”.

(a) Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and proxy materials are sent directly to you by the Company. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

(b) Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you request, complete, and deliver the proper documentation provided by your broker, bank, or nominee and bring it with you to the meeting.

•	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

      (a) By Written Proxy: Stockholders of record can vote by marking, signing, and timely returning the enclosed proxy card. Street name or beneficial holders must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank or nominee how to vote.

      (b) By Telephone and Internet Proxy: Street name or beneficial holders may vote by telephone or the Internet, if their banks, brokers or nominees make those methods available, by following the instructions provided by them with the proxy materials.

      (c) In Person: All stockholders may vote in person at the meeting. Street name or beneficial holders must obtain a legal proxy from their broker, bank, or nominee prior to the meeting in order to vote in person.

•	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

      A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if you:

(a) are present and vote in person at the annual meeting; or

(b) have properly submitted a proxy card.

•	HOW ARE ABSTENTIONS COUNTED?

      Abstentions are counted as present for the purpose of determining the presence of a quorum.

•	WHAT ARE THE CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

      In the vote on the election of our director nominees, stockholders may:

(a) vote in favor of all nominees;

(b) vote to withhold votes as to all nominees; or

(c) withhold votes as to specific nominees.

Assuming a quorum is present, directors will be elected by plurality of the votes cast.

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

•	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

      In the vote on the ratification of the selection of KPMG LLP as our independent auditors, stockholders may:

(a) vote in favor of the ratification;

(b) vote against the ratification; or

(c) abstain from voting on the ratification.

      Assuming a quorum is present, the selection of KPMG LLP as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and voting at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG LLP, the appointment of the independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

•	WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

      Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees and FOR the proposal to ratify the selection of KPMG LLP as our independent auditors.

•	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

      It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by completing and returning each proxy card you receive.

•	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

      Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

      We believe that the uncontested election of directors and the ratification of the selection of KPMG LLP as our independent auditors are considered routine matters for which brokerage firms may vote unvoted shares that are held in the name of brokerage firms.

•	HOW DO I CHANGE OR REVOKE MY PROXY?

      You may change or revoke your proxy at any time before it is voted. Proxies for shares held of record may be changed or revoked by (i) filing with the Corporate Secretary of the Company a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to taking the vote at the meeting. Any written notice of revocation or subsequent proxy for shares held of record should be delivered to: Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, California 95113, Attention: Corporate Secretary.

•	HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

      You may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which a stockholder may present a proposal or nominate a candidate for the Board of Directors is set forth in our bylaws. You may contact our Corporate Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. These provisions generally require that the stockholder deliver notice to the Corporate Secretary of the Company not later than the close of business on the ninetieth calendar day, nor earlier than the close of business on the one hundred and twentieth calendar day, prior to the first anniversary of the preceding year’s annual meeting. When submitting a nomination of a candidate for the Board of Directors to the Corporate Secretary, the stockholder should submit all information relating to such potential nominee that is required to be disclosed in solicitations of proxies for the election of directors under Regulation 14A of the Exchange Act, including biographical and other information about the candidate, a statement of the candidate’s qualifications and any other data supporting the nomination.

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be included in our proxy materials for the 2005 Annual Meeting of Stockholders, stockholders’ proposals must be received by us no later than

December 29, 2004 and have complied with the requirements of Rule 14a-8 of the Exchange Act, as amended. In addition, our proxy for the 2005 Annual Meeting of Stockholders may grant the holder thereof discretionary authority to vote on any stockholder proposals brought before such meeting for which notice was received by us after March 13, 2004.

•	WHO BEARS THE COST OF THIS SOLICITATION?

      We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition, we may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers, and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

• WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?

      In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the accompanying 2003 Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Corporate Secretary, Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or an oral request by telephone to Investor Relations at (408) 808-6577. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the 2003 Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSALS FOR ACTION AT THE ANNUAL MEETING

Proposal One:

Election of Directors

      Our bylaws provide that the Board of Directors may consist of five to nine directors, the exact number of which is determined by the Board of Directors. The Board of Directors is currently comprised of six directors. Our certificate of incorporation provides that the Board of Directors shall be divided into three classes, each consisting of as nearly one-third of the total directors as possible. Each class of directors serves a three-year term expiring at the Annual Meeting of Stockholders in the year listed in the table below:

Class I (2004)	Class II (2005)	Class III (2006)

George James	R. David Spreng	Michael A. Braun
Reed D. Taussig	Terry L. Opdendyk	John R. Eickhoff

      Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated George James and Reed Taussig for election as Class I directors, to serve three-year terms to expire at the Annual Meeting of Stockholders in 2007, or until their successors are duly elected and qualified. Messrs. James and Taussig are currently serving as directors and have consented to serve for a new term.

      Directors in Class II and Class III are not being re-elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

      The two Class I directors being voted on this year (the “Director Nominees”), are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” and “against” affect the outcome. Withheld votes and abstentions have no effect on the outcome of the vote. It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the Board of Directors unless such authority is withheld. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

      George James, age 66, has served as a director of the Company since May 1999. Mr. James currently serves as director of The Sharper Image, a consumer products company, and Pacific States Industries, a private lumber distribution company. From 1985 to 1998, Mr. James served as Senior Vice President and Chief Financial Officer of Levi Strauss & Company, an apparel manufacturer. Prior to joining Levi Strauss & Company, Mr. James was Executive Vice President and Chief Financial Officer, and later Group President, with Crown Zellerbach Corporation, a paper mill company, from 1982 to 1985. His previous experience also includes ten years with Arcata Corporation, a forest product and printing company, as Senior Vice President and Chief Financial Officer, and three years with PepsiCo Leasing Corporation, an equipment leasing company, as Vice President of Finance. Mr. James holds a B.A. in Economics from Harvard College and a M.B.A. from the Stanford Graduate School of Business.

      Reed D. Taussig, age 49, has served as our President, Chief Executive Officer and director since November 1997. In August 2003, Mr. Taussig was elected as the Chairman of our Board of Directors. From April 1995 to October 1997, Mr. Taussig co-founded and served as President and Chief Executive Officer of inquiry.com, a web-based exchange and research facility for information technology professionals. From August 1991 to August 1994, Mr. Taussig served as Senior Vice President of North American Operations for Gupta Corporation (now Centura Software Corporation), an application development tools and database provider. From November 1987 to August 1991, Mr. Taussig served as Senior Vice President of Worldwide Operations for Unify Corporation, an e-commerce application software company. Mr. Taussig holds a B.A. in Economics from the University of Arizona.

Information Concerning Directors Continuing in Office

      Terry L. Opdendyk, age 55, has served as a director of the Company since September 2002 and previously served as a director of the Company from February to November 1997. Mr. Opdendyk currently serves as chairman of ONSET Venture Services Corporation and is a general partner or managing director of a number of entities that are general partners of various venture capital funds known collectively as ONSET Ventures. Mr. Opdendyk has been with ONSET Ventures since he founded it in 1984. Mr. Opdendyk also serves as a Director of Arcot Systems, an e-business security technology company, Nextance, an enterprise software company, Automated Power Exchange, an energy market services company, and Visus Technology, a software company. Prior to 1984, Mr. Opdendyk served as president of VisiCorp, as an executive with Intel Corporation and as a technical manager with Hewlett Packard Corporation. Mr. Opdendyk holds a B.S. in Computer Science from Michigan State University and a M.S. in Computer Science from Stanford University.

      R. David Spreng, age 42, has served as a director of the Company since February 2003. Mr. Spreng has served as the managing general partner of Crescendo Venture Management since September 1998. Mr. Spreng served as president of IAI Ventures, a venture capital firm, from March 1996 to September 1998. Mr. Spreng is also a Director of CoSine Communications, a global telecommunications equipment supplier. Mr. Spreng holds a B.S. in Accounting from the University of Minnesota.

      Michael A. Braun, age 54, has served as a director of the Company since February 2000. Mr. Braun has served as the Chief Executive Officer and Managing Member of the Interim CEO Network, an executive recruiting company, since November 2000. Mr. Braun retired from IBM Corporation, an information technology company, in July 2000. From October 1999 to July 2000, Mr. Braun served as General Manager of the Global Small Business Unit at IBM, prior to which time he served as the General Manager of the Consumer Division from August 1998 to October 1999. Mr. Braun was President, Chief Executive Officer and a Director of Blaze Software, a rules-based application software company, from June 1996 to July 1998, and Chairman of the Board of Directors of Blaze Software from July 1998 until December 1999. From 1993 to 1996, he was President and Chief Executive Officer of Kaleida Labs, a multimedia software joint venture between IBM and Apple Computer. Prior to this, Mr. Braun held numerous executive positions at IBM. Mr. Braun received a B.A. in Psychology from the University of Rochester and a M.B.A. from the Simon School at the University of Rochester.

      John R. (Jack) Eickhoff, age 63, has served as a director of the Company since November 2003. Mr. Eickhoff currently serves as Executive Vice President and Chief Financial Officer of Ceridian Corporation, an information services company specializing in the human resources solutions, retail and transportation markets. Mr. Eickhoff has held this position since 1995, and has also served in various other senior management positions and financial planning assignments at Ceridian (formerly Control Data Corporation) since 1963. Mr. Eickhoff currently serves on the board of directors of Norstan, Inc., a telecommunications technology services company, and is a member of Financial Executives International. Mr. Eickhoff previously served on the board of directors of Universal Pensions, Fourth Shift Corporation and Acordia of Minnesota. Mr. Eickhoff holds a B.A. degree in Business Administration and Accounting from St. Cloud State University.

      R. David Spreng and John R. Eickhoff are son-in-law and father-in-law, respectively. There are no other family relationships among any of our directors or the nominees.

Proposal Two:

Ratification of Appointment of Independent Auditors

      Our Audit Committee has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2004. We are submitting this selection to our stockholders for ratification. Although the Company is not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representations from KPMG LLP will be in attendance at the 2004 Annual Meeting of Stockholders to respond to any questions and will have the opportunity to make a statement if they so desire. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider its appointment.

Vote Required

      If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Auditor Information

      The fees billed or expected to be billed to us by KPMG LLP (“KPMG”) with respect to our 2003 fiscal year are as follows:

      Audit Fees: The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2003 fiscal year and the reviews of periodic interim financial statements for the 2003 fiscal year were approximately $225,000, compared to approximately $192,000 for the 2002 fiscal year.

      Audit-Related Fees: The aggregate fees billed for services rendered by KPMG for statutory audits and initial public offering services that were reasonably related to the performance of the audit or the review of our financial statements for fiscal year 2003 were approximately $1.2 million, compared to approximately $9,000 for the 2002 fiscal year.

      Tax Fees: The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning, including services in connection with transfer pricing studies, were approximately $137,000 for the fiscal year 2003, compared to approximately $116,000 for the 2002 fiscal year.

      All audit-related services and tax services were pre-approved by the Audit Committee.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

      The Company’s Board of Directors, which is elected by our stockholders, is responsible for directing and overseeing the business and affairs of the Company. In carrying out its responsibilities, the Board of Directors selects and monitors the top management of the Company, provides oversight of the Company’s financial reporting processes and determines and implements the Company’s governance policies.

      Our Board of Directors and management have been and remain committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders. To that end, during the past year, our Board of Directors and management have periodically reviewed and updated our corporate governance policies and practices. In doing so, our Board reviews current best practices of similarly situated public companies. In addition, during the past year, our Board has revised our corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and NASDAQ.

      We have in place a variety of policies and practices to promote good corporate governance. Consistent with our Corporate Governance Guidelines, a majority of our Board of Directors is independent in accordance with the rules of NASDAQ and all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also meet the NASDAQ guidelines for independence. Compensation of our chief executive officer is approved by our Compensation Committee, which evaluates our CEO’s performance in light of corporate goals and objectives. We also have:

•	updated the charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The charters address corporate governance practices in accordance with the Sarbanes- Oxley Act, current NASDAQ corporate governance guidelines, and other applicable rules and regulations;

•	established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act;

•	established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	established a Code of Business Conduct and Ethics applicable to our officers, directors and employees.

      In addition, we have adopted a set of Corporate Governance Guidelines, as noted above. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Among the matters addressed by the Corporate Governance Guidelines are:

•	Director Independence — Independent directors shall constitute at least a majority of our Board of Directors.

•	Monitoring Board Effectiveness — The Corporate Governance Guidelines require that, the Board, led by the Nominating and Corporate Governance Committee conduct an annual self-evaluation of the functioning of the Board and the Board committees.

•	Lead director — We have recently amended our Corporate Governance Guidelines to require a lead director be chosen from our independent directors and George James has been appointed our lead director.

•	Executive Sessions of Independent Directors — The non-employee directors regularly meet without management present and such sessions are led by our lead director.

•	Board Access to Independent Advisors — Our Board of Directors as a whole, and each of its committees separately, have authority to retain such independent consultants, counselors or advisors to the Board or its committees as each shall deem necessary or appropriate.

•	Board Committees — All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with NASDAQ criteria.

Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee charters can be found on our website at http://www.callidussoftware.com/company/investor/governance.asp.

Meetings of the Board of Directors

      Our Board of Directors held nine regular meetings and authorized seven actions by unanimous written consent in 2003. Each director attended at least 75% of the meetings of the Board of Directors in 2003. Under the Company’s Corporate Governance Guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about the business and operations of the Company. Directors are expected to make every effort to attend the annual meeting of stockholders, all meetings of the Board of Directors and the meetings of the committees on which they serve.

Code of Business Conduct and Ethics

      The Company has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our chief executive officer, principal financial officer and principal accounting officer. During 2003, no waivers were granted to any provision of the Code of Business Conduct and Ethics. A copy of the Company’s Code of Business Conduct and Ethics is available on the Company’s Internet website at http://callidussoftware.com/company/investor/governance.asp, and may also be obtained without charge from us by contacting: Corporate Secretary, Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113. The Company intends to post amendment to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its Internet website.

Independence of Directors

      The Board of Directors has determined that each of Michael A. Braun, John R. Eickhoff, George James, Terry L. Opdendyk and R. David Spreng is “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

Stockholder Communications with the Board of Directors

      Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to Board of Directors, Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Committees of the Board of Directors

      The Board of Directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full Board of Directors. Each committee reviews the progress and results of its meetings with the full Board of Directors and makes recommendations to the Board of Directors, as and when appropriate. The Board of Directors presently has three standing committees: an Audit Committee (which also serves as the Company’s Qualified Legal Compliance Committee), a Compensation Committee and a Nominating and Corporate Governance Committee. Each director that served on a committee attended at least 75% of all meetings of each such committee upon which he served in 2003. Each of the three standing committees of the Board of Directors described below operates pursuant to a written committee charter, and a copy of each committee’s charter is available to stockholders on the Company’s Internet website at www.callidussoftware.com/company/investor/governance.asp.

Audit Committee and Qualified Legal Compliance Committee

George James (Chair)
Michael A. Braun
John R. Eickhoff

      The Audit Committee met three times in 2003. Messrs. James, Braun and Spreng were the members of our Audit Committee in 2003; Mr. Eickhoff, a non-management member of our Board of Directors, replaced Mr. Spreng on the Audit Committee in January 2004. Each of Messrs. James, Braun, Eickhoff and Spreng is “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and meets the independence requirements of Rule 10A-3(b)(i) of the Exchange Act, as well as the requirements of NASDAQ Marketplace Rule 4350(d)(2). Mr. James serves as Chairman of the Audit Committee and the Board of Directors has determined that Mr. James qualifies as a “financial expert” as defined by the rules of the Securities and Exchange Commission. Pursuant to its charter, a copy of which is included as Appendix A to this Proxy Statement, the Audit Committee is responsible for the oversight of the quality and integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee and terminate the independent auditors;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of the Company’s independent auditors to perform audit and non-audit services and the related fees;

•	review the integrity of the Company’s financial reporting process;

•	review the Company’s financial statements and disclosures and U.S. Securities and Exchange Commission (“SEC”) filings;

•	review funding and investment policies;

•	review disclosures from the Company’s independent auditors regarding Independence Standards Board Standard No. 1; and

•	review and assess annually our Audit Committee’s performance and the adequacy of its charter.

      The members of our Audit Committee also act as our Qualified Legal Compliance Committee (the “QLCC”), which is responsible for reviewing any reports made to our QLCC by attorneys representing us or our subsidiaries of a material violation or breach arising under United States federal or state laws. The QLCC did not meet in 2003. The QLCC has the authority and responsibility to adopt written procedures for the confidential receipt, retention and consideration of any report of violations and determine whether an investigation is necessary. The QLCC also has authority to initiate investigations and recommend that we implement appropriate measures in response to such reported violations. The QLCC reports to the Board of Directors periodically, at least once a year, on the reports received and investigations conducted. The QLCC acts only by majority vote.

      A copy of the Audit Committee and QLCC charter, which was revised in August 2003 and amended and restated in April 2004, can also be accessed electronically at the Company’s website at

http://www.callidussoftware.com/company/investor/governance.asp. A report of the Audit Committee for fiscal 2003 is included in this Proxy Statement.

                       Compensation Committee

Michael A. Braun (Chair)
R. David Spreng

      The Compensation Committee met one time in 2003 following the adoption in August 2003 of a Compensation Committee charter by the Board of Directors. Prior to August 2003, non-management members of the Company’s Board of Directors also met periodically to discuss compensation matters. A copy of the Compensation Committee charter can be accessed electronically at http://www.callidussoftware.com/company/investor/governance.asp. A report of the Compensation Committee is included in this Proxy Statement. The Board of Directors has determined that each of the members of the Compensation Committee is a “non-employee director”, as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 and “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Compensation Committee is responsible for, among other things:

•	overseeing our compensation and benefits policies generally;

•	evaluating the performance of our executives, and reviewing our management succession plan;

•	overseeing and setting executive compensation;

•	producing an annual report on executive compensation for inclusion in our annual Proxy Statement;

•	approving and reviewing any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and

•	reviewing and assessing annually our Compensation Committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Terry L. Opdendyk (Chair)

George James

      The Nominating and Corporate Governance Committee was established in 2003 and met three times and took one action by written consent in 2003. The Board of Directors adopted a Nominating and Corporate Governance Committee charter in August 2003, which can be accessed electronically at http://www.callidussoftware.com/company/investor/governance.asp. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee are “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	recommending to our Board of Directors nominees to the Board of Directors to be proposed for election by the stockholders and individuals to be considered by the Board of Directors to fill any vacancies on the Board of Directors that may occur;

•	developing, evaluating and recommending to our Board of Directors a set of corporate governance guidelines applicable to the Company;

•	establishing criteria for membership on the Board of Directors and its committees, including criteria as to director independence;

•	overseeing the process for evaluating the performance of our Board of Directors and its committees;

•	evaluating the current composition, organization and governance of our Board of Directors and its committees, determining future requirements and making recommendations to our Board of Directors for approval;

•	reviewing and recommending director compensation; and

•	reviewing and evaluating annually its performance, including compliance with the Nominating and Corporate Governance Committee’s charter.

Consideration of Director Nominees

      Stockholder nominee. The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” If a stockholder (either directly or as part of a group) has continuously held at least 5% of our voting securities for at least one year prior to recommending a director candidate and is not a competitor, the Nominating and Corporate Governance Committee will consider such candidate in accordance with its criteria. Such stockholder or group of stockholders should submit such recommendation by e–mail to boardofdirectors@callidussoftware.com, to the attention of the chairman of the Nominating and Corporate Governance Committee. Such recommendations should be accompanied by a statement (i) demonstrating that such stockholder (or group of stockholders) has continuously held at least 5% of our voting securities for at least one year and is not a competitor, (ii) describing the recommended director candidate and why such candidate is qualified to serve as a director, (iii) providing contact information and a resume for such candidate, and (iv) stating whether the candidate has expressed an interest in serving as a director. The Nominating and Corporate Governance Committee will consider such candidacy, and will advise the recommending stockholder or group of stockholders as to its final decision.

      In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with the Company’s bylaws, see “Questions and Answers about the Annual Meeting, the Proxy Materials and Voting Your Shares — How Do I Propose Actions for Consideration or Nominate Individuals to Serve as Directors at Next Year’s Annual Meeting of Stockholders?”

      Director Qualifications. The Company’s Nominating and Corporate Governance Committee Charter contains Board membership criteria that apply to Nominating and Corporate Governance Committee recommended nominees for a position on the Company’s Board. The qualifications to be considered by the Nominating and Corporate Governance Committee include judgment, diversity, age, skills, background and experience in light of the Board’s present composition and the current challenges and needs of the Board and its committees. The Nominating and Corporate Governance Committee will take into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines, the Board committees’ charters and applicable laws and regulations, and the ability of the candidate in light of the candidate’s present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders.

      Identifying and Evaluating Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms engaged by us, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers certain properly submitted stockholder nominations for candidates for the Board. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms engaged by us or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Lead Director

      The Company’s Board has elected George James to act as lead director from our independent directors. The duties of the lead director include: (i) presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, (ii) serving as a liaison between the chairman and the independent directors, (iii) approving information sent to the Board, (iv) approving the meeting agenda for the Board, and (v) approving meeting schedules to assure that there is sufficient time for discussion of all items. Further, the lead director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he is available for consultation and direct communication.

Executive Sessions

      Executive sessions of non-employee directors are held regularly. The sessions are scheduled and chaired by our lead director. Any non-employee director can request that an additional executive session be scheduled.

Communications with the Board

      Individuals may communicate with the Board by submitting an e-mail to the Company at boardofdirectors@callidussoftware.com. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the chairman of the Nominating and Corporate Governance Committee.

INFORMATION REGARDING COMPENSATION OF DIRECTORS

AND EXECUTIVE OFFICERS

Director Compensation

      Each of our directors, who is not an officer or employee of the Company, is paid a quarterly retainer of $5,000 and a fee of $1,000 plus expenses for each meeting of the Board of Directors attended and an additional fee of $750 plus expenses for each committee meeting attended. We have also established the 2003 Stock Incentive Plan, under which each nonemployee director will receive options to purchase 30,000 shares of our common stock upon first becoming a director that will vest over four years and will also receive an annual grant of an option to purchase 10,000 shares that will vest immediately. In addition, the chair of the Audit Committee will receive an annual option grant to purchase 10,000 shares of our common stock, and the chairs of the Compensation and Nominating and Corporate Governance Committees will each receive an annual option grant to purchase 5,000 shares of our common stock that will vest immediately.

      Prior to the initial public offering of our common stock in November 2003 (the “IPO”), Messrs. Braun, Eickhoff, James, Opdendyk and Spreng received stock option grants under our 1997 Stock Option Plan as compensation for their service as Board members. See “Equity Compensation Plans — 1997 Stock Option Plan” below. Messrs. Braun, Eickhoff, James, Opdendyk and Spreng were granted the following options to purchase shares of our common stock on the dates, at the exercise prices, and with the vesting schedules set forth below:

	Number
	of Shares
	Subject to	Date of	Exercise	Vesting
Name	Options	Grant	Price	Schedule

Michael A. Braun	15,000	1-11-00	$10.00	1
	14,640	3-13-01	0.84	2
	4,620	4-10-01	0.84	2
	15,000	8-6-02	0.84	1
	10,740	12-23-02	0.84	2
	48,000	8-26-03	4.17	2
John R. Eickhoff	48,000	11-14-03	13.00	1
George James	15,000	5-11-99	3.17	1
	14,640	3-13-01	0.84	2
	1,200	4-10-01	0.84	2
	15,000	8-6-02	0.84	1
	14,160	12-23-02	0.84	2
	48,000	8-26-03	4.17	2
Terry L. Opdendyk	48,000	8-26-03	4.17	2
R. David Spreng	48,000	8-26-03	4.17	2

(1)	Twenty-five percent of the shares subject to the option vest twelve months after the vesting commencement date specified in the option agreement and one-forty-eighth of the shares vest each month thereafter.

(2)	One-forty-eighth of the shares subject to the option vest each month after the vesting commencement date specified in the option agreement.

      As described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements — Change of Control Arrangements”, upon a change of control of the Company, any and all options to purchase common stock then held by Messrs. Braun, Eickhoff, James, Opdendyk and Spreng will immediately become vested and exercisable.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers or members of our Board of Directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Compensation

      The following table sets forth all compensation awarded, earned or paid to our Chief Executive Officer and the next five most highly compensated executive officers in 2003 and 2002 for services rendered in all capacities to the Company during those years. We refer to these individuals collectively as the “named executive officers”.

Summary Compensation Table

					Long-Term
					Compensation
					Awards/
	Annual Compensation				Securities
					Underlying
Name and Principal Position	Period		Salary	Bonus	Options

Reed D. Taussig	2003		$250,000	$125,000	300,000
President, Chief Executive Officer, Chairman	2002		222,188	25,000	300,000
of the Board
Christopher W. Cabrera	2003		200,000	224,140	60,000
Senior Vice President, Operations	2002		197,500	98,855	75,000
Ronald J. Fior	2003		200,000	102,500	60,000
Vice President, Finance; Chief Financial Officer	2002	(1)	58,333	10,000	210,000
Bertram W. Rankin	2003	(2)	116,667	38,750	199,800
Senior Vice President, Worldwide Marketing
Robert W. Warfield	2003		200,000	102,500	192,000
Senior Vice President, Research and	2002		200,000	27,500	45,000
Development; Chief Technology Officer
Daniel P. Welch	2003		200,000	224,140	60,000
Senior Vice President and General Manager,	2002		197,500	60,751	45,000
EMEA and TruePerformance Operations

(1)	Mr. Fior joined our company and began serving as our Vice President, Finance and Chief Financial Officer on September 16, 2002. The 2002 salary and bonus figures shown in the table above therefore reflect only the four months of 2002 during which Mr. Fior was employed by us.

(2)	Mr. Rankin joined our company and began serving as our Senior Vice President, Worldwide Marketing on June 2, 2003. The 2003 salary and bonuses figures shown in the table above therefore reflect only the seven months of 2003 during which Mr. Rankin was employed by us.

Stock Option Grants in 2003

      The following table sets forth information concerning grants of stock options made to our named executive officers during 2003. We did not grant stock appreciation rights to any of our named executive officers during 2003.

	Individual Grant

		Percent of
	Number of	Total			Potential Realizable
	Securities	Options			Value at Assumed Annual
	Underlying	Granted to	Exercise		Rates of Stock Price
	Options	Employees in	or Base	Expiration	Appreciation for
Name	Granted	2003	Price	Date	Option Term

	(#)		($/Sh)		5% ($)	10% ($)
Reed D. Taussig	300,000	14.71%	4.17	8/26/2013	4,124,352	7,308,350
Christopher W. Cabrera	60,000	2.94%	4.17	8/26/2013	824,870	1,461,670
Ronald J. Fior	60,000	2.94%	4.17	8/26/2013	824,870	1,461,670
Bertram W. Rankin	180,000 (1)	8.83%	1.00	6/2/2013	2,362,053	3,867,794
Bertram W. Rankin	19,800	0.97%	4.17	8/26/2013	272,207	482,351
Robert W. Warfield	132,000	6.47%	1.00	5/20/2013	1,480,606	2,435,805
Robert W. Warfield	60,000	2.94%	4.17	8/26/2013	824,870	1,461,670
Daniel P. Welch	60,000	2.94%	4.17	8/26/2013	824,870	1,461,670

(1)	Twenty-five percent of the shares subject to the option vest twelve months after the vesting commencement date specified in the option agreement and one-forty-eighth of the shares vest each month thereafter.

      With the exception of the 180,000 options granted to Bertram W. Rankin in June 2003, all options granted to our named executive officers in 2003 vest in increments of one-forty-eighth of the shares subject to the option each month starting on the vesting commencement date specified in the option. The percentage of total options granted was based on aggregate grants of options to purchase 2,039,025 shares of our common stock to all of our employees and named executive officers in 2003. In the event of a change of control of the Company, the officers listed above will be entitled to additional vesting as described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements — Change of Control Arrangements”.

      The options were granted to our named executive officers at an exercise price equal to the per share fair value of our common stock on the grant date, as determined by our Board of Directors. Because there was no public market for our common stock prior to our IPO, the Board of Directors determined the fair value of our common stock for those options granted in 2003 prior to our IPO by considering a number of factors, including, but not limited to, our current financial performance and prospects for future growth and profitability, the status of product releases and product integration and the absence of a resale market for our common stock.

      The table above sets forth the hypothetical gains or option spreads that would exist for the options at the end of their respective terms based on assumed annualized rates of compound stock price appreciation from the date of grant of 5% and 10% based on the market price at the date of grant. The disclosure of 5% and 10% assumed rates is required by the rules of the Securities and Exchange Commission and does not represent our estimate or projection of future common stock prices or stock price growth.

Aggregated Option Exercises in 2003 and 2003 Year End Option Values

      None of our named executive officers exercised any stock options in 2003. The following table sets forth certain information regarding the number of shares of common stock subject to exercisable and unexercisable stock options and the value of such options held by our named executive officers at December 31, 2003.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2003		December 31, 2003(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Reed D. Taussig	444,967	495,833	$7,245,934	$7,439,036
Christopher W. Cabrera	159,697	115,313	$2,619,524	$1,759,874
Ronald J. Fior	181,250	88,750	$3,037,413	$1,312,288
Bertram W. Rankin	181,650	18,150	$3,026,508	$245,388
Robert W. Warfield	406,250	88,750	$6,807,543	$1,312,288
Daniel P. Welch	141,050	88,750	$2,204,043	$1,312,288

(1)	Based on $17.69 per share, which was the closing price of our common stock on December 31, 2003, minus the exercise price, multiplied by the number of shares issued upon the exercise of the option.

Employment Contracts, Change of Control Arrangements and Severance Agreements

Change of Control Arrangements

      From October 1998 through June 2003, we entered into change of control agreements with Messrs. Taussig, C. Cabrera, Welch, Rankin, Warfield, Fior, Braun and James and other key employees, providing that in the event that such individuals are involuntarily terminated for reasons other than cause at any time during the period commencing 90 days prior to a change of control of the Company and ending on the first anniversary of the change of control, he shall receive accelerated vesting of 50% of the then unvested shares subject to any stock option agreements he has at such time. Under the terms of the agreement, a change of control is generally defined to include (i) the acquisition by any person of beneficial ownership, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) a change in the composition of our Board of Directors within a rolling two-year period, as a result of which fewer than a majority of the directors are deemed to be incumbent directors, as defined in the agreements; (iii) a merger or consolidation involving Callidus other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation representing at least 50% of the total voting power of the surviving entity immediately after such merger or consolidation; and (iv) a sale or disposition by us of all or substantially all of our assets.

      In September and November 2003, we entered into or amended change of control agreements with Messrs. Taussig, Cabrera, Fior, Rankin, Warfield, Welch, Braun, Eickhoff, James, Opdendyk and Spreng. These agreements provide that in the event of a change of control of the Company (as described above), any and all options to purchase common stock then held by such individuals will immediately become vested and exercisable.

Agreements with Reed D. Taussig

      In April 2002, we entered into an agreement with Mr. Taussig pursuant to which he was granted an option to purchase 150,000 shares of our common stock at an exercise price of $0.84 per share. The agreement provides that 25% of the shares subject to the option become immediately vested and exercisable upon our IPO and one-thirty-sixth of the shares subject to the option vest each month thereafter.

      In October 2003, we entered into an employment agreement with Mr. Taussig pursuant to which we agreed to pay him six months of base salary plus benefits in the event he is terminated for reasons other than cause.

Agreement with Bertram W. Rankin

      In May 2003, we entered into a severance agreement with Mr. Rankin pursuant to which we agreed to pay him six months of base salary plus benefits in the event he is terminated for reasons other than cause.

Agreement with Ronald J. Fior

      In August 2002, we entered into a severance agreement with Mr. Fior pursuant to which we agreed to pay him six months of base salary plus benefits in the event he is terminated for reasons other than cause.

Agreements with Robert W. Warfield

      In November 2001, we entered into a severance agreement with Mr. Warfield pursuant to which we agreed to pay him six months of base salary plus benefits in the event he is terminated for reasons other than cause.

      In May 2003, we entered into an agreement with Mr. Warfield pursuant to which we granted him an option to purchase 132,000 shares of our common stock at an exercise price of $1.00 per share. The agreement provides that 25% of the shares subject to the option become immediately vested and exercisable upon our IPO and one-forty-eighth of the shares subject to the option vest each month from the date of grant.

Limitations on Liability and Indemnification Matters

      We have adopted provisions in our certificate of incorporation that limit the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Under Delaware law, a certificate of incorporation may provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for:

•	Any breach of their duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

      Our certificate of incorporation provides that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. We believe that the indemnification provisions of our certificate of incorporation are necessary to attract and retain qualified persons as directors, officers and key employees. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Delaware law or our bylaws would otherwise permit indemnification. We maintain directors’ and officers’ liability insurance on behalf of such persons.

      We have entered into and expect to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our employees, directors and executive officers.

      At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company in such person’s capacity whereby indemnification will be required or permitted. We are also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Equity Compensation Plans

1997 Stock Option Plan

      Our 1997 Stock Option Plan provides for the award of stock options and stock purchase rights. The plan was initially adopted by our Board of Directors and approved by our stockholders in January 1997. The plan is administered by the Board of Directors, but the Board may delegate the administration of the plan to a committee at any time.

      The plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, only to our employees and employees of our parent or subsidiary. Nonstatutory stock options (“NSOs”), and stock purchase rights may be granted to employees, directors and consultants.

      Generally, each option granted under the plan is required to expire on or before the tenth anniversary of the date of grant. The exercise price of each ISO is required to be not less than 100% of the fair value of the underlying stock subject to the option on the date of grant and the exercise price of each NSO is required to be not less than 85% of the fair value of the underlying stock subject to the option on the date of grant. These minimum price provisions are increased and other conditions and restrictions apply, with respect to awards granted to persons who own or are deemed to own more than 10% of the total combined voting power of all classes of our stock.

      Options granted under the plan generally vest as to 25% of the shares one year after the date of grant and as to one-forty-eighth of the shares each month thereafter. If an optionee’s service relationship with us ceases for any reason other than disability or death, the optionee may exercise any vested options up to three months from cessation of service (unless the terms of the stock option agreement provide for earlier or later termination). If an optionee’s service relationship with us ceases due to disability or death, the optionee (or his or her beneficiary) may exercise any vested options up to twelve months from cessation of service (unless the terms of the stock option agreement provide for earlier or later termination).

      Generally, if we merge with or into another corporation, or sell substantially all of our assets, all outstanding options under the plan shall be assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity. If the surviving entity determines not to assume or substitute for such awards, then, the vesting provisions of such stock awards will be accelerated and any unexercised stock awards will be exercisable for a period of fifteen days from the date that our plan administrator gives the optionees notice that such options will not be assumed by the surviving entity or its subsidiary or parent.

      The plan terminates ten years after its initial adoption, unless earlier terminated by the Board of Directors, and the Board of Directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

      We had reserved 6,700,082 shares for issuance under the plan. Following our IPO, we no longer grant options from our 1997 Stock Option Plan and all shares that were available for grant under this plan are now available for issuance under our 2003 Stock Incentive Plan, as described below.

2003 Stock Incentive Plan

      Under the 2003 Stock Incentive Plan, the Board of Directors may grant stock options or other types of stock-based awards, such as restricted stock, restricted stock units, stock bonus awards or stock appreciation rights. Incentive stock options may be granted to our employees. Nonstatutory stock options and other stock-based awards may be granted to employees, consultants or outside directors. The plan will be administered by the Board of Directors or by a committee appointed thereby.

      We expect that options granted under the plan to optionees other than outside directors will generally vest as to twenty-five percent of the shares one year after the date of grant and as to one-forty-eighth of the shares each month thereafter. If an optionee’s service relationship with us ceases for any reason other than disability or death, the optionee may exercise any vested options up to 90 days after cessation of service (unless the terms of the stock option agreement provide for earlier or later termination). If an optionee’s service relationship with us ceases due to disability or death, the optionee (or his or her beneficiary) may exercise any vested options up to twelve months from cessation of service (unless the terms of the stock option agreement provide for earlier or later termination).

      The plan provides for nondiscretionary, automatic grants to outside directors of NSOs. An outside director will be granted automatically an initial NSO to purchase 30,000 shares upon first becoming a member of our Board of Directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant date and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled Annual Meetings of Stockholders, each outside director will be automatically granted a NSO to purchase 10,000 shares of our common stock, the chair of the Audit Committee will be automatically granted a NSO to purchase 10,000 shares of our common stock and the chairs of the Compensation and Nominating and Corporate Governance Committees will each be automatically granted NSOs to purchase 5,000 shares of our common stock. Each annual option will be fully vested and exercisable as of the date of grant. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant.

      Generally, if we merge with or into another corporation, or sell substantially all of our assets, all outstanding options under the plan shall be assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity. If the surviving entity determines not to assume or substitute for such awards, then, the vesting provisions of such stock awards will be accelerated and any unexercised stock awards will be exercisable for a period of fifteen days from the date that our plan administrator gives the optionees notice that such options will not be assumed by the surviving entity or its subsidiary or parent.

      The plan terminates ten years after its initial adoption, unless earlier terminated by the Board of Directors. The Board of Directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

      We have reserved 2,000,000 shares of common stock for issuance under the plan. On July 1 of each year beginning July 1, 2004 the aggregate number of shares reserved for issuance under this plan will increase automatically by a number of shares equal to the lesser of (i) 5% of our outstanding shares, (ii) 2,800,000 shares or (iii) a lesser number of shares approved by the Board of Directors. In addition, approximately 382,000 shares available for issuance under the 1997 Stock Option Plan ceased to become issuable under that plan upon our IPO and are instead available for issuance under our 2003 Stock Incentive Plan.

2003 Employee Stock Purchase Plan

      The 2003 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986. The purchase plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions.

      We have initially reserved 1,200,000 shares of our common stock for issuance under our purchase plan. The number of shares reserved for issuance under the plan will increase automatically on July 1 of each year beginning July 1, 2004 by an amount equal to the lesser of (i) 2% of our outstanding shares, (ii) 1,200,000 shares or (iii) a lesser number of shares approved by the Board of Directors.

      Our employees generally will be eligible to participate in this plan if they are employed by us or by a designated subsidiary. Our employees are not eligible to participate in the purchase plan if they hold more than 5% of our stock or would become holders of more than 5% of our stock as a result of their participation in the plan. Under the purchase plan, eligible employees may acquire shares of our common stock through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their total cash compensation. An employee’s participation in this plan will end automatically upon termination of employment for any reason.

      Except for the first offering period, each offering period will last twelve months and will consist of consecutive six-month purchase periods. The first offering period began on November 19, 2003 and is expected to end on or about February 15, 2005. We expect that the first purchase period will be more than six months long. After that, the offering periods will begin on each February 16 and August 16 and last for twelve months with six-month purchase periods. The purchase price for shares of our common stock purchased under the purchase plan at the end of each purchase period will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. Our Board of Directors will have the authority to change the starting date of any offering period, the purchase date of a purchase period and the duration of any offering period or purchase period.

Equity Compensation Plan Information

      The Company’s equity compensation plans approved by our stockholders are the 1997 Stock Option Plan, the 2003 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan.

      The following table summarizes information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2003.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in First Column)

	(Shares in thousands)
Equity compensation plans approved by shareholders	5,140,244	$2.46	3,606,626
Equity compensation plans not approved by shareholders	150,000	0.84	—
Total	5,290,244	$2.41	3,606,626

401(k) Plan

      In 1999, we established a 401(k) tax deferred savings plan, whereby eligible employees may contribute a percentage of their eligible compensation to their 401(k) plan (presently from 1% up to the maximum allowed under IRS rules). While we may make matching contributions to our employees accounts under the plan, to date we have not made any such matching contributions.

OWNERSHIP OF CALLIDUS SOFTWARE INC. SHARES

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 5, 2004 by the following:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

      Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in the case of the following table is March 5, 2004. Shares issuable pursuant to stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. The information presented in this table includes the conversion of our preferred stock to common stock at our IPO. The percentage of beneficial ownership for the following table is based on 23,994,833 shares of common stock outstanding as of March 5, 2004. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially
	Owned

Name	Number	Percent

Crosspoint Venture Partners(1)	6,760,272	28.17%
2925 Woodside Road Woodside, CA 94062
Onset Ventures(2)	2,974,352	12.40
2400 Sand Hill Road, Suite 150 Menlo Park, CA 94025
INVESCO Private Capital, Inc.(3)	2,843,229	11.85
1166 Avenue of the Americas New York, NY 10036
Crescendo Ventures(4)	2,348,909	9.79
480 Cowper Street, Suite 300 Palo Alto, CA 94301
The Goldman Sachs Group, Inc. and affiliates(5)	1,337,640	5.57
85 Broad Street New York, NY 10014
Reed D. Taussig(6)	730,000	2.99
Christopher W. Cabrera(7)	190,439	*
Ronald J. Fior(8)	205,000	*
Robert W. Warfield(9)	475,000	1.95
Daniel P. Welch(10)	189,793	*
Michael A. Braun(11)	64,590	*
John R. Eickhoff(12)	—	—
George James(13)	58,560	*
Terry L. Opdendyk(14)	2,982,352	12.43
R. David Spreng(15)	2,356,909	9.82
Bertram W. Rankin(16)	183,300	*
All directors and executive officers as a group (11 persons)(17)	7,435,943	28.99

*	Less than 1%.

(1)	The affiliates of Crosspoint Venture Partners are Crosspoint Venture Partners 1997, L.P., Crosspoint Venture Partners LS 1999, Crosspoint Venture Partners LS 2000, Crosspoint Venture Partners 2000 Q, L.P. and Crosspoint Venture Partners 2000, L.P. The general partner of Crosspoint Venture Partners 1997 L.P. is Crosspoint Associates 1997, L.L.C., a Delaware limited liability company. The general partners of Crosspoint Associates 1997 are John B. Mumford, Rich Shapero, Seth Neiman, Robert A.

Hoff and Donald B. Milder. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners LS 1999 is Crosspoint Associates 1999, L.L.C., a Delaware limited liability company. The general partners of Crosspoint Associates 1999 are John B. Mumford, Rich Shapero, Seth Neiman, Robert A. Hoff and Donald B. Milder. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners LS 2000 is Crosspoint Associates 2000, L.L.C., a Delaware limited liability company. The general partners of Crosspoint Associates 2000 are John B. Mumford, Rich Shapero, Seth Neiman, James Dorrian and Robert A. Hoff. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners 2000 Q, L.P., a Delaware limited partnership is Crosspoint Associates 2000, L.L.C. The general partner of Crosspoint Venture Partners 2000 L.P., a Delaware limited partnership is Crosspoint Associates 2000, L.L.C.

(2)	Includes 3,750 shares of common stock that may be acquired upon exercise of common stock warrants exercisable within 60 days after March 5, 2004. The affiliates of ONSET Ventures are ONSET Venture Services Corporation, ONSET Enterprise Associates II, L.P., ONSET Enterprise Associates III, L.P., ONSET Standby Fund, L.P., GS PEP I ONSET Standby Fund, L.P., and GS PEP I Offshore ONSET Standby Fund, L.P. The general partner of ONSET Enterprise Associates II, L.P. is OEA II Management, L.P. The general partners of OEA II Management, L.P. are Terry L. Opdendyk and Robert F. Kuhling, Jr. The general partner of ONSET Enterprise Associates III, L.P. is OEA III Management, L.L.C. The managing directors of OEA III Management, L.L.C. are Terry L. Opdendyk and Robert F. Kuhling, Jr. ONSET Standby Fund, L.P., GS PEP I ONSET Standby Fund, L.P. and GS PEP I Offshore ONSET Standby Fund, L.P. are collectively known as the “ONSET Standby Funds”. The general partner of the ONSET Standby Funds is ONSET Standby Management, L.L.C. The managing directors of ONSET Standby Management, L.L.C. are Terry L. Opdendyk, Robert F. Kuhling, Jr., F. Leslie Bottorff, Mark G. Hilderbrand and Susan A. Mason. Terry L. Opdendyk, in his capacity as a general partner of ONSET Ventures, may be deemed to have shared voting or dispositive power over these shares. Mr. Opdendyk disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.

(3)	The affiliates of INVESCO Private Capital, Inc. are Chancellor V, L.P., Chancellor V-A, L.P., Citiventure 2000, L.P. and Euromedia Venture Fund (the “INVESCO Funds”). The general partner of Chancellor V, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The general partner of Chancellor V-A, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The general partner of Citiventure 2000, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The managing partner of Euromedia Venture Fund is IPC EuroMedia Associates, L.L.C. The managing member of IPC EuroMedia Associates, L.L.C. is INVESCO Private Capital, Inc. The managing directors who make up the investment committee for each of the INVESCO Funds are Johnston Evans, Alessandro Piol, Parag Saxena, Howard Goldstein, Esfandiar Lohrasbpour and Alan Kittner.

(4)	The affiliates of Crescendo Ventures are Crescendo World Fund, LLC, Eagle Ventures WF, LLC and Wessel German American Venture Partners GbR. Crescendo World Fund is managed by its managing member (not a general partner), Crescendo Ventures — World Fund, LLC, whose managing member is R. David Spreng. Crescendo Ventures — World Fund, LLC also has non-managing members. Eagle Ventures WF, LLC, is managed by a board of governors and managers, rather than a general partner. R. David Spreng is the Chief Manager, with authority to direct the voting of Eagle Ventures WF, LLC. Wessel German American Venture Partners, GbR is managed by Crescendo Capital Management, LLC, whose managing member is R. David Spreng. It has two managing partners, Rolf Dienst and Wessel Ventures GmbH. Voting is directed by Crescendo Capital Management, LLC. R. David Spreng, in his capacity as a managing general partner of Crescendo Ventures may be deemed to have shared voting or dispositive power over these shares. Mr. Spreng disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.

(5)	The affiliates of The Goldman Sachs Group, Inc. (“GSG”) are Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., and Stone Street Fund 1999, L.P. Stone Street Fund 1999, L.P., Stone Street

Fund 1998, L.P. and Bridge Street Fund 1998, L.P. are investment partnerships of which affiliates of GSG are the general partner, managing general partner or investment manager. The general partner of the Stone Street Fund 1999, L.P is Stone Street Fund 1999, L.L.C., and the general partner of the Stone Street Fund 1998, L.P. and Bridge Street Fund 1998, L.P. is Stone Street 1998, L.L.C. The Chairman and President of Stone Street 1999, L.L.C. and Stone Street 1998, L.L.C. is Peter M. Sacerdote. The Chief Executive Officer of GSG is Henry M. Paulson, Jr. and its President is John A. Thain. GSG disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests held therein by persons other than GSG and its affiliates. GSG and each of such investment partnerships shares voting and investment power with certain of its respective affiliates.

(6)	Includes 440,800 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004. Includes 3,600 shares of common stock beneficially owned by Kathryn E. Taussig, 3,600 shares of common stock beneficially owned by Madeline G. Taussig, and 3,600 shares of common stock beneficially owned by Olivia J. Taussig, to which Mr. Taussig may be deemed in his capacity as their father to have shared voting or dispositive power.

(7)	Includes 167,939 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(8)	Includes 190,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(9)	Includes 415,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(10)	Includes 129,793 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(11)	Includes 60,840 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(12)	Mr. Eickhoff was elected to our Board of Directors in November 2003 and received an option grant in connection with his election as described in “Director Compensation” above. As of March 5, 2004, no shares subject to this option had vested.

(13)	Includes 43,560 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(14)	Includes 8,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004. Also represents 2,970,602 shares of common stock beneficially owned by affiliates of ONSET Ventures, including 3,750 shares that may be acquired by affiliates of ONSET Ventures from Robert Gillette, a former employee, upon exercise of a common stock option on or before October 14, 2004 of which Mr. Opdendyk may be deemed in his capacity as a founder and general partner of ONSET Ventures, to have shared voting or dispositive power. Mr. Opdendyk disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(15)	Includes 8,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004. Also represents 2,348,909 shares of common stock beneficially owned by affiliates of Crescendo Ventures, of which Mr. Spreng may be deemed, in his capacity as a managing general partner of Crescendo Ventures, to have shared voting or dispositive power. Mr. Spreng disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(16)	Includes 183,300 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 5, 2004.

(17)	Includes shares issuable upon exercise of options as described in footnotes (6)-(16) above.

Related Party Transactions

2000 Convertible Note Private Placement

      From September 2000 through December 2000, we issued and sold approximately $8.0 million aggregate principal amount of subordinated convertible notes bearing simple interest at the prevailing prime rate plus 1.00% to four of our significant stockholders. All of the subordinated convertible notes were converted into shares of our Series F Preferred Stock on March 13, 2001, as described below, and all shares of our Series F Preferred Stock were converted into shares of our common stock at our IPO, as described below. In connection with the sale of the notes, and at the time the notes were converted into Series F Preferred Stock, we also issued to the stockholders who purchased the notes warrants to purchase 340,182 shares of our common stock at an exercise price of $0.84 per share. The following table sets forth the names of the stockholders that purchased the notes, the corresponding aggregate principal amount of the notes that each such stockholder acquired, the number of shares of common stock issued at the IPO upon the automatic net exercise of the warrants, based on our initial public offering price of $14.00 per share, and the value of such shares of common stock at such initial public offering price.

			Value of Shares
		Shares of	of Common
		Common Stock	Stock Issued
		Issued Upon	Upon
		Net-Exercise of	Net-Exercise of
Investor Name	Amount Invested	Warrants	Warrants

Crosspoint Venture Partners	$2,094,400	83,278	$1,165,892
The Goldman Sachs Group, Inc. and affiliates	1,951,202	77,552	1,085,728
Crescendo Ventures	480,000	19,318	270,452
ONSET Ventures	3,474,400	139,861	1,958,054

	$8,000,002	320,009	$4,480,126

Series F Preferred Stock

      Between March 2001 and January 2002, we issued and sold 10,213,815 shares of our Series F Preferred Stock, convertible into 6,128,280 shares of our common stock, at a purchase price of $3.92 per share of Series F Preferred Stock, to five of our significant stockholders and issued warrants to acquire 510,203 shares of our Series F Preferred Stock, convertible into 306,121 shares of our common stock, at an exercise price of $3.92 per share of Series F Preferred Stock, to one of our significant stockholders. All shares of Series F Preferred Stock were automatically converted into shares of our common stock at our IPO. The following table sets forth the names of the stockholders that invested in the financing, the corresponding number of shares of common stock issued upon the conversion of the Series F Preferred Stock, the number of shares of common stock issuable upon exercise of the warrants sold to such stockholders and the aggregate value of all such shares based upon our initial public offering price of $14.00 per share:

	Shares of	Shares of
	Common Stock	Common Stock
	Issued Upon	Issued Upon	Value of Shares
	Conversion of	Exercise of	of Common
Investor Name	Series F Preferred	Warrants	Stock Issued

Crosspoint Venture Partners	3,061,224	—	$42,857,136
The Goldman Sachs Group, Inc. and affiliates	310,217	—	4,343,038
Crescendo Ventures	673,321	—	9,426,494
ONSET Ventures	552,907	—	7,740,698
INVESCO Private capital, Inc.	1,530,611	306,121	25,714,248

	6,128,280	306,121	$90,081,614

2002 Convertible Note Private Placement

      On November 15, 2002, we issued and sold $1.9 million aggregate principal amount of subordinated convertible notes bearing simple interest at the prevailing prime rate plus 1.00% to four of our significant stockholders. Upon completion of the Series G Preferred Stock financing in December 2002 described below, $1.0 million of principal and accrued interest thereon was repaid and the remaining subordinated convertible notes and accrued interest thereon were converted into shares of Series G Preferred Stock, all of which were automatically converted into shares of our common stock at the IPO, as described below.

      The following table sets forth the names of the stockholders that purchased the notes and the corresponding aggregate principal amount of the notes that each such stockholder acquired:

Investor Name	Amount Invested

Crosspoint Venture Partners	$1,000,000
INVESCO Private Capital, Inc.	500,000
Crescendo Ventures	220,000
ONSET Ventures	180,000

$1,900,000

Series G Preferred Stock

      On December 24, 2002, we issued and sold 8,000,000 shares of our Series G Preferred Stock, convertible into 4,799,996 shares of our common stock, at a purchase price of $1.00 per share of Series G Preferred Stock to four of our significant stockholders. As noted above, a portion of the 8,000,000 shares issued in the Series G Preferred Stock financing was issued upon conversion of the outstanding principal and interest accrued to date on the subordinated convertible notes issued and sold in November of 2002. The remainder of the consideration for the Series G Preferred Stock was paid to us in cash on December 24, 2002. In March 2003, we sold an additional 300,000 shares of our Series G Preferred Stock, convertible into 180,000 shares of our common stock, at a purchase price of $1.00 per share of Series G Preferred Stock to four of our executive officers. All shares of Series G Preferred Stock were automatically converted into shares of our common stock at the IPO. The following table sets forth the names of the investors, the corresponding number of shares of common stock issued upon conversion of the Series G Preferred Stock and the value of such shares based on the initial public offering price of $14.00 per share:

	Shares of
	Common Stock
	Issued Upon
	Conversion of	Value of Shares
	Series G	of Common
Investor Name	Preferred Stock	Stock Issued

Crosspoint Venture Partners	2,361,753	$33,064,542
INVESCO Private Capital, Inc.	986,245	13,807,430
Crescendo Ventures	731,999	10,247,986
ONSET Ventures	719,999	10,079,986
Ronald J. Fior	15,000	210,000
Robert W. Warfield	60,000	840,000
Christopher W. Cabrera	30,000	420,000
Daniel P. Welch	15,000	210,000

	4,919,996	$68,879,944

Advances For Restricted Stock Purchases

      In January 1998, Mr. Taussig, our President, Chief Executive Officer and Chairman of the Board of Directors, purchased 289,200 shares of our common stock at an exercise price of $0.17 per share pursuant to an exercise of stock options for restricted stock. In partial payment of the purchase price, Mr. Taussig executed a full recourse secured note in favor of the Company in the principal amount of $47,718, bearing interest at 6.13% per annum, compounded annually. As of December 31, 2003, the aggregate principal and interest outstanding on the loan was approximately $68,000. The loan is due and payable, together with interest accrued to date, on January 7, 2008.

      In December 1998, Mr. Welch, our Senior Vice President and General Manager, EMEA and TruePerformance Operations, purchased 45,000 shares of our common stock at an exercise price of $0.84 per share pursuant to an exercise of stock options for restricted stock. In payment of the purchase price, Mr. Welch executed a full recourse secured note in favor of the Company in the principal amount of $37,500, bearing interest at 4.52% per annum, compounded annually. As of December 14, 2003, the aggregate principal and interest outstanding on the loan was approximately $46,000. Mr. Welch made payment of approximately $46,000 in full satisfaction of all amounts outstanding under the terms of the note as therein specified during 2003 and the note was cancelled.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership on Forms 3, 4 and 5 with respect to our securities. Such officers, directors, and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our executive officers and directors with respect to our 2003 fiscal year, we believe that all reports required by Section 16(a) during fiscal 2003 were timely filed.

COMMITTEE REPORTS

Audit Committee Report

      The Audit Committee of the Board of Directors (for the purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003 (the “audited financial statements”).

•	The Committee has reviewed and discussed the audited financial statements with management of the Company and the independent auditors;

•	The Committee has also discussed with KPMG LLP (“KPMG”), the Company’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61, as modified or supplemented;

•	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with KPMG its independence from the Company. The Committee also considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the accountants’ independence and has discussed with them their independence; and

•	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in the

Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

George James, Chair
Michael A. Braun
John R. Eickhoff

Compensation Committee Report

      The compensation committee of the Board of Directors of Callidus is charged with the responsibility of administering all aspects of the Company’s executive compensation programs. The Board adopted an amended and restated written charter for the Compensation Committee in August 2003, which can be accessed electronically at the Company’s website at http://www.callidussoftware.com/company/investor/governance.asp. The Company’s Compensation Committee is composed of two directors, each of whom is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, and “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Compensation Committee consists of Messrs. Braun and Spreng.

Compensation Philosophy

      The Company’s executive compensation philosophy is to tightly link compensation with individual achievement, company performance, and the creation of stockholder value. This is accomplished through three primary objectives:

•	provide a means for the Company to attract and retain high-quality executives;

•	tie executive compensation directly to the Company’s business and performance objectives; and

•	reward outstanding individual performance that contributes to the long-term success of the Company.

      Near the beginning of the fiscal year, we review officer compensation levels for the upcoming fiscal year, as well as actual bonus payments and equity awards for the completed fiscal year. In determining compensation for a specific officer, we consider many factors, including the scope of the officer’s particular job, his or her performance in the job, the expected value of the officer’s future impact or contribution to the Company’s success and growth, our recent financial performance, and market competitiveness. We review comparative software and broad high-technology industry pay data for executives in companies of similar size and complexity who we consider our peer group. Our officers are matched to positions in the peer data with similar job scope and responsibility. In establishing officer compensation recommendations, we review, and give considerable weight to, the recommendations of the chief executive officer, except with respect to his own compensation.

Compensation Elements

      We deliver executive compensation through a combination of fixed and variable cash and equity vehicles. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance stockholder value, stimulate technological innovation, reinforce company values and adequately reward employees.

      Base Salary. We target a base salary market position for each officer that is competitive with peer software companies, subject to variations depending on the officer’s experience in his or her respective position and individual performance.

      Incentives. Our annual bonus plan is structured to deliver total cash compensation (base salary plus incentive) that is competitive with peer software companies. Target annual incentive award opportunities are established at the beginning of the fiscal year and are a significant portion of each individuals total cash compensation. Awards are paid for the achievement of company performance and personal goals.

      For 2003, we established incentive targets for each officer that were based on a combination of Company performance standards and the achievement of individual performance objectives. The target incentive payouts based on Company performance were tied to achieving at least 80% of the greater of (i) the Company’s 2003 cash plan, as approved by the Board of Directors, or (ii) the Company’s 2003 EBITDA plan, as approved by the Board of Directors. Based on the Company’s 2003 performance with respect to these metrics and the achievement of individual goals by each officer, we approved annual incentive payments totaling $817,029 for the group of Named Executive Officers, and each of the executive officers other than Reed Taussig earned amounts in excess of their target award. All annual incentive awards were paid in cash.

      Equity Compensation. The Compensation Committee believes that long-term incentives are an effective vehicle to encourage ownership in the Company and to align the interests of our offices with those of our stockholders. The Company’s practice is to make option grants based on individual performance in the prior year and retention objectives.

Chief Executive Officer Compensation

      The Compensation Committee reviewed Mr. Taussig’s performance and pay package at the beginning of 2003 and determined Mr. Taussig’s base salary, bonus and long term incentives for 2003. Mr. Taussig’s base pay for 2003 was $250,000. The Committee believes that the CEO’s performance bonus should be paid in relation to the success and strength of the Company, which is the ultimate measure of CEO effectiveness and aligns CEO compensation to shareholder expectations. Mr. Taussig’s target incentive related to Company performance was the same Company performance metric as described above. In addition, Mr. Taussig had a target incentive payment tied to Company sales of new products. Based on these metrics, Mr. Taussig earned an incentive bonus of $125,000 for the fiscal year ended December 31, 2003, which was equal to 83% of Mr. Taussig’s incentive target for 2003. With respect to long term incentive compensation, the Company granted Mr. Taussig options to purchase 300,000 shares of common stock in 2003.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the tax deductibility by us of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by the Company’s stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the committee of the Board of Directors that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)).

      The Company’s policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Company’s stock option plans are intended to qualify as “performance-based”, the Company may institute other programs that do not qualify.

      The foregoing report has been furnished by the Compensation Committee of the Board of Directors of Callidus Software Inc.

THE COMPENSATION COMMITTEE

Michael A. Braun, Chair
R. David Spreng

COMPANY PERFORMANCE

COMPARISON OF CUMULATIVE TOTAL RETURN (1):

Callidus Software Inc., NASDAQ National Market Composite Index and S&P 500 Index

Performance Chart

		NASDAQ National Market
	Callidus Software Inc.	Composite Index	S&P 500 Index

11/20/03	100	100	100
12/31/03	102	106	108

	11/20/2003	12/31/2003

Callidus Software Inc.	$100.00	$102.00
NASDAQ National Market Composite Index	$100.00	$106.00
S&P 500 Index	$100.00	$108.00

(1)	The graph assumes (i) that $100 was invested in our common stock at the closing price of our common stock on November 20, 2003, (ii) that $100 was invested in each of the NASDAQ National Market Composite Index and the S&P 500 Index on November 20, 2003 at the closing price of the respective index on such date and (iii) that all dividends received were reinvested. To date, no cash dividends have been declared or paid on our common stock.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2003.

Other Matters

      We know of no other matters to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

RONALD J. FIOR,
Secretary

Dated: April 26, 2004

APPENDIX A

CALLIDUS SOFTWARE INC.

a Delaware corporation
(the “Company”)

Audit Committee and Qualified Legal Compliance Committee Charter

As amended April 7, 2004

      The Audit Committee is created by the Board of Directors of the Company to oversee the accounting and financial reporting processes of the Company and the auditing the financial statements of the Company. The members of the Audit Committee shall also act as the Qualified Legal Compliance Committee (“QLCC”) which is created by the Board of Directors of the Company to review any report made directly, or otherwise made known, to the QLCC by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law, all in accordance with the provisions of 17 CFR Part 205, as amended from time to time.

I.	Audit Committee Functions

Purpose

      The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditors;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements;

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

      The Audit Committee shall consist of at least three members, all of whom must meet the independence requirements of the Securities and Exchange Commission and of Nasdaq, and all of whom must meet the experience requirements of Nasdaq. At least one member of the Audit Committee shall be an “audit committee financial expert” within the meaning of Securities and Exchange Commission rules. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Authority and Responsibilities

      In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•	The Audit Committee has the sole authority to appoint, compensate, retain, oversee and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and permissible non-audit services to be provided by the independent auditors. The independent auditor must report directly to the Audit Committee. The Audit Committee shall pre-approve the audit services and non-audit service before the accountant is engaged to render such services to be provided by the Company’s independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

      The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditors:

•	describing the independent auditors’ internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Company; consistent with Independence Standards Board Standard No. 1; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

•	consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditors’ performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review with management, the internal auditors and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related-party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	the Company’s practices with respect to the use of non-GAAP financial information in its public disclosures; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

      The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance, provided to analysts and rating agencies, including in each case the type and presentation of information to be disclosed and paying particular attention to the use of non-GAAP financial information.

      The Chairman of the Audit Committee shall review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies, and may review any of the Company’s other financial disclosure, such as earnings press releases, as the Chairman deems appropriate.

      The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

      The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Company’s management and the independent auditors.

      The Audit Committee shall have sole authority over the resolution of any disagreements between management and the independent auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall review all related party transactions and determine whether such transactions are appropriate for the Company to undertake. If so, the Committee is authorized to approve such transactions.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the internal audit function, any funding requirements for the outside auditors, Audit Committee and any advisors retained by the Audit Committee to assist it in its responsibilities and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

      The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

      The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

      The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

      The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee’s Role

      It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

II.	Qualified Legal Compliance Committee Functions

Purpose

      The Qualified Legal Compliance Committee (“QLCC”) is created by the Board of Directors of the Company to review any report made directly, or otherwise made known, to the QLCC by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a “material violation”), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time (“Part 205”). Any terms not defined herein shall have the definitions given them, if any, in Part 205.

Membership

      The QLCC shall consist of all of the members of the Audit Committee of the Company. The members of the Audit Committee shall be appointed and removed as described under “Membership” with respect to the Audit Committee. The Chairman of the Audit Committee shall be the Chairman of the QLCC.

Authority and Responsibilities

      In addition to any other responsibilities which may be assigned from time to time by the Board, the QLCC has the authority and responsibility for the following matters.

•	The QLCC shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a “report”).

•	Upon receipt of a report, the QLCC shall:

•	inform the Company’s general counsel (“CLO”) and chief executive officer (“CEO”) of such report unless such notification would be futile; and

•	determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents.

•	If the QLCC determines an investigation is necessary or appropriate, the QLCC shall:

•	notify the audit committee or the full board of directors; and

•	initiate an investigation, which may be conducted either by the CLO or by outside attorneys; and

•	retain such expert personnel as the committee deems necessary.

•	At the conclusion of any such investigation, the QLCC shall:

•	recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

•	a finding that no material violation has occurred, is ongoing or is about to occur;

•	the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur,

and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

•	the retention or direction of an attorney to review the reported evidence of a material violation and either (i) the Company has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence or (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

•	inform the CLO, the CEO and the Board of the results of any such investigation initiated by the QLCC and the appropriate remedial measures to be adopted.

•	The QLCC may take all other appropriate action, including the authority to notify the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the QLCC has recommended for adoption by the Company.

•	The QLCC shall report to the Board periodically, but no less frequently than once a year, which report will include a review of the report(s) received, the investigations conducted, conclusions reached and responses recommended by the QLCC and any other matters that the QLCC deems appropriate or is requested to be included by the Board.

•	At least annually, the QLCC shall evaluate its own performance and report to the Board on such evaluation.

•	At least annually, the QLCC shall review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

      The QLCC may act only by majority vote.

      The QLCC shall meet at least annually and as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairman of the QLCC, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

      The QLCC is authorized (without seeking Board approval) to retain outside attorneys and other expert personnel to assist the QLCC as it deems necessary. The QLCC is authorized to obtain appropriate funding, as determined by the QLCC, for payment of compensation to such attorneys and other expert personnel and for ordinary administrative expenses of the QLCC that are necessary or appropriate for carrying out its duties.

      The QLCC is authorized (without seeking Board approval) to access all books, records, facilities, personnel, agents and advisors of the Company as it deems necessary or appropriate to discharge its responsibilities under this charter.

CALLIDUS SOFTWARE INC.

Notice of Annual Meeting of Stockholders
To be held May 27, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     You are cordially invited to attend the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of Callidus Software Inc., a Delaware corporation (the “Company”), which will be held on May 27, 2004 at 2:30 p.m., local time, at the offices of Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, California 95113.

     Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

CALLIDUS SOFTWARE INC.

May 27, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒
						FOR	AGAINST	ABSTAIN
1.	To elect two Directors to serve until the 2007 Annual Meeting of Stockholders:			2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.	☐	☐	☐

NOMINEES: o George James o Reed D. Taussig
☐	FOR ALL NOMINEES			3.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■